Exhibit 99(a)

Contacts: Stacey Sullivan, Media Relations	Marie Perry, Investor Relations
(800) 775-7290	(972) 770-1276

BRINKER INTERNATIONAL REPORTS SECOND QUARTER FISCAL 2010 EPS

DALLAS (Jan. 20, 2010) – Brinker International, Inc. (NYSE: EAT) announced second quarter fiscal 2010 earnings per diluted share of $0.29 compared to $0.27 for the second quarter of fiscal 2009, before special items and excluding Romano’s Macaroni Grill® (reconciliation included in Table 2). On a GAAP basis, earnings per diluted share increased to $0.18 from a loss per diluted share of $0.21 for the second quarter in the prior year.

In the second quarter of fiscal 2009, the company completed the sale of Macaroni Grill while retaining a minority ownership interest. The information presented below includes Macaroni Grill unless otherwise noted.

Quarterly Revenues

Brinker reported revenues for the 13-week period of $781.9 million, a decrease of 17.6 percent compared with $949.4 million reported for the same period of fiscal 2009. The company experienced a 3.1 percent decrease in comparable restaurant sales (see Table 1) in the second quarter of fiscal 2010. Revenues were also negatively impacted by a net decline in capacity of 17.7 percent due to the sale of 189 Macaroni Grill restaurants at the end of the second quarter of fiscal 2009. The decline in capacity was also due to 47 restaurant closures and the sale of 21 restaurants to a franchisee since the second quarter of fiscal 2009. Royalty and franchise revenues were $17.3 million for the quarter.

Table 1: Q2 comparable restaurant sales

Q2 10 and Q2 09, company and three reported brands; percentage

	Q2 10 Comparable Sales [2]	Q2 09 Comparable Sales	Q2 10 Pricing Impact	Q2 10 Mix-Shift
Brinker International [1]	(3.1)	(4.5)	1.2	(1.7)
Chili’s	(3.2)	(4.2)	1.2	(1.3)
On The Border	(4.7)	(3.7)	2.3	(4.3)
Maggiano’s	(1.6)	(6.9)	0.5	(2.2)

[1]	Brinker International comparable restaurant sales exclude the impact of Macaroni Grill.
[2]	Brinker International comparable restaurant sales by period are provided on the company’s web site.

Quarterly Operating Performance

Cost of sales, as a percent of revenues, increased from 28.2 percent in the prior year to 28.9 percent in the second quarter of fiscal 2010. During the quarter, cost of sales was negatively impacted by recent promotions and unfavorable commodity prices primarily related to chicken, produce and dairy, partially offset by favorable menu price changes.

Restaurant expenses, as a percent of revenues, decreased to 56.0 percent from 58.0 percent in the prior year primarily due to reduced labor costs, utility expenses and the receipt of a $3.3 million credit card class action lawsuit settlement.

Depreciation and amortization decreased $2.4 million compared to the prior year due to fully depreciated assets and restaurant closures, partially offset by investments in existing restaurants.

General and administrative expense decreased $6.0 million for the quarter primarily due to reduced salary and training expenses as well as income related to transitional services provided to Macaroni Grill.

Other gains and charges primarily includes long-lived asset impairments of $21.4 million related to the closure and impairment of certain underperforming restaurants, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee.

Interest expense decreased $3.7 million due to lower interest rates and lower average borrowings.

The effective income tax rate increased to a provision of 19.6 percent in the current quarter as compared to a benefit of 51.1 percent due to the loss on the sale of Macaroni Grill and long-lived asset impairment charges in the prior year. The effective income tax rate before special items and excluding Macaroni Grill increased to 27.6 percent as compared to 22.4 percent in the second quarter of fiscal 2009, primarily due to increased income and lower tax credits.

Special Items

Table 2: Reconciliation of net income, before special items 1

Q2 10 and Q2 09; $ millions and $ per diluted share after-tax

Item	Q2 10	EPS Q2 10	Q2 09	EPS Q2 09
Net Income (Loss)	$18.3	$0.18	$(21.8)	$(0.21)
Other (Gains) and Charges	11.8	0.11	53.5	0.52

Net Income before Special Items	30.1	0.29	31.7	0.31
Macaroni Grill before Special Items	—	—	(3.8)	(0.04)

Adjusted Net Income before Special Items and Macaroni Grill	$30.1	$0.29	$27.9	$0.27

[1]

The company believes excluding other gains and charges and Macaroni Grill from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Cash Flow and Capital Allocation

Cash flow from operations for the first six months of fiscal 2010 increased to $156.3 million compared to $94.8 million in the prior year. Capital expenditures totaled $25.0 million, a reduction of $34.6 million compared to the prior year resulting from a decrease in new company-owned restaurant development. Due to strong cash flows, the company made payments of $140.0 million on the outstanding term loan during the quarter which reduced the balance to $250.0 million.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker web site (www.brinker.com) at 9 a.m. CDT today (Jan. 20). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker web site until the end of the day on Feb. 17, 2010.

Additional financial information, including reconciliation details and debt covenant information, is also available on the Brinker web site under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for second quarter fiscal 2010 filing on or before Feb. 1, 2010; and

•	Third quarter earnings release, before market opens, on April 20, 2010.

At the end of the second quarter fiscal year 2010, Brinker International either owned, operated, or franchised 1,712 restaurants under the names Chili’s® Grill & Bar (1,504 restaurants), On The Border Mexican Grill & Cantina® (163 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

BRINKER INTERNATIONAL, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 23, 2009	Dec. 24, 2008	Dec. 23, 2009	Dec. 24, 2008

Revenues	$781,853	$949,425	$1,559,934	$1,933,832
Operating Costs and Expenses:
Cost of sales	225,854	268,001	445,331	546,968
Restaurant expenses	437,947	550,696	893,029	1,129,823
Depreciation and amortization	38,227	40,647	77,096	81,803
General and administrative	33,093	39,088	69,017	78,852
Other gains and charges (a)	18,830	85,149	21,617	90,102

Total operating costs and expenses	753,951	983,581	1,506,090	1,927,548

Operating income (loss)	27,902	(34,156)	53,844	6,284

Interest expense	6,812	10,535	13,760	19,992
Other, net	(1,692)	(193)	(4,034)	(1,565)

Income (loss) before tax expense (benefit)	22,782	(44,498)	44,118	(12,143)

Income tax expense (benefit)	4,458	(22,734)	10,027	(14,160)

Net income (loss)	$18,324	$(21,764)	$34,091	$2,017

Basic net income (loss) per share	$0.18	$(0.21)	$0.33	$0.02

Diluted net income (loss) per share	$0.18	$(0.21)	$0.33	$0.02

Basic weighted average shares outstanding	102,481	101,841	102,362	101,735

Diluted weighted average shares outstanding	102,994	102,278	103,005	102,520

(a)	Current year other gains and charges primarily includes long-lived asset impairments of $21.4 million related to the closure and impairment of certain underperforming restaurants, partially offset by a $2.8 million gain on the sale of 21 restaurants to a franchisee. In the first quarter of fiscal 2010, other gains and charges primarily included lease termination costs of $2.0 million and severance costs of $0.5 million.

Prior year other gains and charges primarily includes long-lived asset impairments of $44.2 million related to the decision to close 35 underperforming restaurants, a loss on the sale of Macaroni Grill of $43.3 million and $3.6 million of gains on sales of other assets in the second quarter of fiscal 2009. In the first quarter of fiscal 2009, other gains and charges primarily included lease termination costs of $2.0 million, uninsured costs related to hurricanes of $1.7 million and expenses related to the pending sale of Macaroni Grill of $1.3 million.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 23, 2009	June 24, 2009
	(Unaudited)
ASSETS
Current assets	$325,075	$369,215
Net property and equipment (a)	1,309,167	1,400,352
Total other assets	226,125	179,380

Total assets	$1,860,367	$1,948,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$441,593	$407,067
Long-term debt, including current installments	590,543	729,262
Other liabilities	163,828	165,694
Total shareholders’ equity	664,403	646,924

Total liabilities and shareholders’ equity	$1,860,367	$1,948,947

(a)	At December 23, 2009, the company owned the land and buildings for 220 of the 1,001 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $175.8 million and $172.8 million, respectively.

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Total Restaurants Sept. 23, 2009	Second Quarter Openings/Acquisitions Fiscal 2010	Second Quarter Closings/Sales Fiscal 2010	Total Restaurants Dec. 23, 2009	Projected Openings Fiscal 2010

Company-Owned Restaurants:
Chili’s	857	—	22	835	—
On The Border	122	1	1	122	1
Maggiano’s	44	—	—	44	1

	1,023	1	23	1,001	2

Franchise Restaurants:
Chili’s	439	26	—	465	11-14
On The Border	31	—	—	31	1-3
International(a)	206	10	1	215	30-35

	676	36	1	711	42-52

Total Restaurants:
Chili’s	1,296	26	22	1,300	11-14
On The Border	153	1	1	153	2-4
Maggiano’s	44	—	—	44	1
International	206	10	1	215	30-35

	1,699	37	24	1,712	44-54

(a)	At December 23, 2009, international franchise restaurants by brand were 204 Chili’s, 10 On The Borders and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

MARIE PERRY

INVESTOR RELATIONS

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240